Exhibit 10.1

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

This Amendment No. 3 to Employment Agreement (this “Amendment”) attaches to and forms part of that certain Employment Agreement, effective as of January 1, 2001, as amended September 24, 2004 and May 18, 2006 (the “Agreement”), between Aon Corporation (the “Company”) and Michael D. O’Halleran (the “Executive”).

WHEREAS, the Company and the Executive mutually desire to further amend the Agreement, as provided in this Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1.             Subsection 2(a), “Position and Duties,” is hereby deleted in its entirety and replaced with the following:

                “(a) Position and Duties.  From September 1, 2007 through the end of the Employment Period, the Executive shall be employed as Senior Executive Vice President and Executive Chairman of Aon Re Global, or in such other role or capacity as the Executive and the Chief Executive Officer of Aon Corporation (“CEO”) mutually agree, and shall report directly to Aon Corporation’s CEO.  During the Employment Period the Executive shall perform faithfully and loyally and to the best of his abilities the duties assigned to him hereunder and shall devote his full business time, attention and effort to the affairs of the Company and its subsidiaries and shall use his best efforts to promote the interests of the Company and its subsidiaries.  The Executive may engage in charitable, civic or community activities and, with the prior approval of the Board, may serve as a director of any other business corporation, provided that (i) such activities or service do not interfere with his duties hereunder or violate the terms of any of the covenants contained in Section 6, 7 or 8 hereof and (ii) such other business corporation provides the Executive with director and officer insurance coverage which, in the opinion of the Board, is adequate under the circumstances.

2.             Each reference in the Agreement to the Company’s “Chairman and CEO” shall be replaced with a reference to the Company’s “CEO,” (i.e. Aon Corporation’s Chief Executive Officer) as defined in Subsection 2(a) as amended herein.

3.             Subsection 3(a), “Base Salary,” is hereby deleted in its entirety and replaced with the following:

                “(a) Base Salary.  From September1, 2007 through the end of the Employment Period, the Company shall pay to the Executive a base salary at a rate of $2,000,000 per annum (“Base Salary”), payable in accordance with the Company’s executive payroll policy.  Such Base Salary shall be subject to increase (but not decrease) at the discretion of the Company’s Chief Executive Officer and the Organization and Compensation Committee of the Board.”

4.             The following provision is hereby added at the end of Subsection 3(b), “Annual Bonus”:

                “Notwithstanding the foregoing, for each calendar year of the Employment Period beginning with 2008, the Executive’s annual bonus shall be determined in the sole discretion of the Organization and Compensation Committee of the Board (the “Committee”); provided, however, that although the bonus shall remain discretionary the Chief Executive Officer of the Company shall establish in writing no later than March 31st of each such year the performance criteria relative to Aon Corporation, Aon Re Global, and the individual performance metrics applicable to the Executive that will be considered in the determination of the Executive’s annual bonus.”

5.             The following paragraph shall be added at the end of Subsection 3(c), “Stock Awards:”

                “Notwithstanding the foregoing, subject to the approval of the Committee no later than March 31, 2009, the Executive shall be granted an award of performance share units under the Aon Stock Incentive Plan (or successor plan or sub-plan) based on the achievement of specified pre-tax net income targets for the Global Reinsurance Segment for the performance period beginning on January 1, 2009 and ending on December 31, 2011.  The value of the performance share units at the target level shall be $3 million and the maximum value of the award shall be $6 million.  Performance shall be measured on a cumulative basis during the performance period such that, to the extent that any such targets are not satisfied for any year, the Executive may make up such shortfall in subsequent years during the performance period.  In addition to the achievement of the specified pre-tax net income targets, the award shall be contingent upon achievement of a specified margin target for the three-year period.  For purposes of the award, “margin” means the segment pre-tax income divided by total revenue, stated as a percentage.  Segment pre-tax income is defined as total revenue less operating expenses and non-operating items charged to the unit.  Total revenue is defined as operating revenue plus investment income.  The earned performance share units shall be settled and paid in fully vested shares of common stock of the Company as soon as is practicable after the last day of the performance period, but not later than March 31, 2012, or such earlier date as is necessary to comply with Section 409A of the Code, provided that the Executive is employed by the Company on December 31, 2011 (except as provided below). The unearned performance share units shall be forfeited at such time.  In the event of the Executive’s termination of employment for any reason other than “cause” (as such term shall be defined in the Company’s 2008 Leadership Performance Program document, a copy of which will be furnished to the Executive), the performance share units shall vest and be payable on a pro rata basis equal to (x) the number of performance share units earned over the full performance period (based on the achievement of the performance targets under the award) multiplied by (y) the fraction the numerator of which is the number of days employed during the performance period and the denominator of which is 1,095.  The calculation of the achievement of the performance targets, vesting and settlement shall be completed after the end of the performance period.

                The Executive shall be eligible to receive awards from time to time under the Aon Stock Incentive Plan (or a successor plan or sub-plan) for future performance periods in the sole discretion of the Committee.”

6.             The Company will pay the Executive’s professional expenses incurred to prepare this Amendment.

7.             This Amendment is effective as of September 1, 2007.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 to the Employment Agreement as of December 15, 2007.

AON CORPORATION		EXECUTIVE:

By:	/s/ Jeremy G.O. Farmer	/s/ Michael D. O’Halleran
Michael D. O’Halleran
Title:	Senior Vice President